Exhibit 99.1

FOR IMMEDIATE RELEASE

VEECO ANNOUNCES REPURCHASE OF $111.5 MILLION

OF ITS 2.70% CONVERTIBLE SENIOR NOTES DUE 2023

Plainview, N.Y., November 8, 2021 -- Veeco Instruments Inc. (“Veeco”) (NASDAQ: VECO) today announced that it has entered into a privately negotiated note purchase agreement with Lynrock Lake LP under which Veeco will repurchase approximately $111.5 million in aggregate principal amount of Veeco’s outstanding 2.70% Convertible Senior Notes due 2023 (the “Notes”) from Lynrock Lake Master Fund LP for cash consideration of approximately $115.6 million, and approximately $1.0 million of accrued and unpaid interest.

“We are excited to take this step to improve our capital structure,” commented Bill Miller, Veeco’s Chief Executive Officer. “With this repurchase, Veeco will have retired over 80% of our 2023 debt maturity obligation. This transaction de-levers our balance sheet, reduces potential dilution, and allows us to focus on continuing our growth strategy.”

The repurchase is expected to close on November 10, 2021, subject to customary closing conditions. Following the repurchase, approximately $20.2 million aggregate principal amount of Notes will be outstanding.

No Solicitation

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such jurisdiction.

About Veeco

Veeco is an innovative manufacturer of semiconductor process equipment. Our proven ion beam, laser annealing, lithography, MOCVD, and single wafer etch & clean technologies play an integral role in the fabrication and packaging of advanced semiconductor devices. With equipment designed to optimize performance, yield and cost of ownership, Veeco holds leading technology positions in the markets it serves.

Forward-looking Statements

To the extent that this news release discusses expectations or otherwise makes statements about the future, such statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include Veeco’s ability to close the transaction described in this news release on the terms and within the time anticipated and other risks discussed in the Risk Factors, Business Description and Management's Discussion and Analysis of Financial Condition and Results of Operations sections of Veeco’s Annual Report on Form 10-K for the year ended December 31, 2020, in the Risk Factors and Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of Veeco’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021, and in Veeco’s Current Reports on Form 8-K and press releases. Veeco does not undertake any obligation to update any forward-looking statements to reflect future events or circumstances after the date of such statements.

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Veeco Contacts:
Investors:	Anthony Bencivenga	(516) 252-1438	abencivenga@veeco.com
Media:	Kevin Long	(516) 714-3978	klong@veeco.com